Exhibit (d)(2)(ii)
EXECUTION COPY
LIMITED GUARANTEE
OF
SILVER LAKE SUMERU FUND, L.P.
     LIMITED GUARANTEE, dated as of April 26, 2011 (this “Limited Guarantee”), by Silver Lake Sumeru Fund, L.P., a Delaware limited partnership (the “Guarantor”), in favor of SMART Modular Technologies (WWH), Inc., a Cayman Islands exempted company (the “Guaranteed Party”).
     1. Limited Guarantee. To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of April 26, 2011 (the “Merger Agreement”), among Saleen Holdings, Inc., a Cayman Islands exempted company (“Parent”), Saleen Acquisition, Inc., a Cayman Islands exempted company (“Merger Sub”), and the Guaranteed Party, the Guarantor hereby, absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, the due and punctual payment, observance, performance and discharge of one-third (1/3rd) of the payment obligations of Parent with respect to (i) the Parent Termination Fee, subject to the limitations set forth in the Merger Agreement (including Section 7.3 thereof) and (ii) Parent’s obligation to pay the Company’s costs and expenses, if, as and when due pursuant to Section 7.2(d) of the Merger Agreement, subject to the limitations set forth in the Merger Agreement (the obligations set forth in the preceding clause (ii) are referred to herein as the “Company Litigation Expenses” and the obligations set forth in the preceding clauses (i) and (ii) are referred to herein, collectively, as the “Obligations”); provided that in no event shall the Guarantor’s maximum aggregate liability under this Limited Guarantee exceed the sum of (a) with respect to any payment, observance, performance or discharge pursuant to clause (i) above, $19,366,667 (the “Base Cap”) and (b) with respect to any payment, observance, performance or discharge of any obligations pursuant to clause (ii) above, one-third (1/3rd) of the Company Litigation Expenses, if any, it being understood and agreed that if the Parent Termination Fee is paid prior to any Action referred to in Section 7.2(d) of the Merger Agreement being commenced, then the maximum aggregate liability under clause (ii) above shall be Zero Dollars ($0) (the amounts set forth in the preceding clauses (a) and (b), in the aggregate, the “Cap”). The parties agree that this Limited Guarantee may not be enforced without giving effect to the Cap (including the Base Cap). The Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Obligations (subject to the Cap), regardless of whether action is brought against Parent, Merger Sub or any other guarantor pursuant to any limited guarantee dated as of the date hereof to be entered between the Guaranteed Party and such other guarantor (each such other guarantor, an “Other Guarantor”) or whether Parent or Merger Sub or any Other Guarantor is joined in any such action or actions. The Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay any amount to the Guaranteed Party or any other Person under, in respect of, or in connection with this Limited Guarantee or the Merger Agreement other than as expressly set forth herein. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Each capitalized term or other term used and not defined herein but defined in the Merger Agreement shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided.
     2. Nature of Guarantee. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made. This Limited Guarantee is an unconditional guarantee of payment and not of collection. The Guaranteed Party agrees that it shall not institute, and shall use its reasonable best efforts to cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any Related Party (as defined below) except for claims against the Guarantor under this Limited Guarantee (subject to the limitations described herein) and against an Other Guarantor under its respective limited guarantee (subject to the limitations set forth therein).
     3. Changes in Obligations; Certain Waivers. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also enter into any agreement with the Parent, Merger Sub or with any other Person (including any Other Guarantor) interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of the Merger Agreement or of any agreement between the Guaranteed Party and Parent, Merger Sub or any such other Person without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any entity or other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (d) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor) or affecting any of their respective assets; (f) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; or (g) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations. To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Parent, Merger Sub and their counsel in accordance with the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor), and all suretyship defenses generally (other than defenses to the payment of the Obligations that are available to Parent, Merger Sub or any other Person under the Merger Agreement or breach by the Guaranteed Party of this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.
     The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall use its reasonable best efforts to cause its Subsidiaries and Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Equity Financing Commitments or the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any Related Party (as defined below), except for claims against the Guarantor under this Limited Guarantee (subject to limitations described herein) or against an Other Guarantor under its respective limited guarantee (subject to the limitations set forth therein), and the Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally, and general equitable principles (whether considered a proceeding in equity or at law).
     The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent, Merger Sub or any other Person (including any Other Guarantor) interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of the Guarantor’s Obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Merger Sub or such other Person (including any Other Guarantor), whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, Merger Sub or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Limited Guarantee shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations.
     4. No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.
     5. Representations and Warranties. The Guarantor hereby represents and warrants that:
     (a) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law or contractual restriction binding on the Guarantor or its assets;
     (b) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guarantee;
     (c) this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and
     (d) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its Obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.
     6. Assignment. Neither the Guarantor nor the Guaranteed Party may assign their respective rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party or the Guarantor, as the case may be. Notwithstanding the foregoing, the Guarantor may assign its rights, interests or Obligations hereunder to one or more affiliated investment funds that is advised by the investment manager of the Guarantor or any Affiliate thereof but no such assignment shall relieve the Guarantor of its obligations hereunder.

     7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent , by facsimile or overnight courier:
If to the Guarantor to:
Silver Lake Sumeru Fund, L.P.
2775 Sand Hill Road, Suite 100
Menlo Park, California 94025
Facsimile: (650) 233-8125
Attention: Karen King
with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
2550 Hanover Street
Palo Alto, California 94304
Facsimile: (650) 251-5002
Attention: Peter Malloy
If to the Guaranteed Party to:
SMART Modular Technologies (WWH), Inc.
39870 Eureka Drive
Newark, California 94560
Facsimile: (510) 624-8231
Attention: Bruce Goldberg
with copies (which shall not constitute notice) to:
Kaye Scholer LLP
Two Palo Square, Suite 400
3000 El Camino Real
Palo Alto, California 94306
Facsimile: (650) 319-4918
Attention: Diane Holt Frankle
and
Davis, Polk and Wardwell
1600 El Camino Real
Menlo Park, California 94025
Facsimile: (650) 752-3604
Attention: Alan Denenberg

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party (i) upon actual receipt, if delivered personally; (ii)upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or (iii) on the next Business Day after deposit with an overnight courier, if sent by a nationally recognized overnight courier
     8. Continuing Guarantee. Unless terminated pursuant to this Section 8, this Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Obligations under this Limited Guarantee have been indefeasibly paid, observed, performed or satisfied in full, at which time this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest to occur of (i) the Effective Time, (ii) receipt in full by the Guaranteed Party or its Affiliates of the Parent Termination Fee pursuant to Section 7.2(b) of the Merger Agreement, (iii) termination of the Merger Agreement in accordance with its terms in any circumstances other than pursuant to which Parent and Merger Sub would be obligated to make a payment of the Parent Termination Fee and (iv) the anniversary of any termination of the Merger Agreement in accordance with its terms in all other circumstances, except as to a claim for payment of any Obligation presented in writing by the Guaranteed Party to Parent or the Guarantor on or prior to such anniversary (in which case, the date such claim is finally resolved or otherwise satisfied); provided, that such claim shall set forth in reasonable detail the basis for such claim and the Guarantor shall not be required to pay any claim not submitted on or before the anniversary of such termination of the Merger Agreement. Notwithstanding the foregoing, without limiting any of the Guaranteed Party’s rights against any Other Guarantor under its respective limited guarantee, in the event that the Guaranteed Party or any of its Affiliates (other than an Affiliate of the Guaranteed Party that is also an Affiliate of the Guarantor or any Other Guarantor; provided that no employee of the Guaranteed Party shall be deemed to be an Affiliate of any Guarantor for this purpose) assert in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor or any Related Party (as defined below) with respect to the transactions contemplated by the Merger Agreement, other than liability of the Guarantor under this Limited Guarantee (as limited by the provisions of Section 1), then (A) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (B) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments, and (C) neither the Guarantor nor any Related Party shall have any liability to the Guaranteed Party with respect to the transactions contemplated by the Merger Agreement under this Limited Guarantee or otherwise.
     9. No Recourse. The Guaranteed Party acknowledges the separate corporate existence of each of Parent and Merger Sub and that, as of the date hereof, each of Parent’s and

Merger Sub’s sole assets (if any) are a de minimis amount of cash, and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered contemporaneously herewith, (i) in no event shall the Guaranteed Party seek, and the Guaranteed Party shall use its reasonable best efforts to prevent any of its Affiliates from seeking, any damages or any other recovery, judgment, or remedies of any kind, including consequential, indirect or punitive damages, against Parent, Merger Sub or any other Related Party in excess of the Parent Termination Fee in connection with the Merger Agreement or in connection with the failure of the Merger to be consummated for any reason or otherwise in connection with the transactions contemplated thereby (including in respect of any representations made or alleged to have been made in connection therewith), and (ii) notwithstanding the fact that the Guarantor may be a partnership or limited liability company, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party acknowledges and agrees that it has no right of recovery against, no recourse shall be had against and no personal liability shall attach to, the Guarantor, or any former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives of the Guarantor or Parent or any of their successors or assigns or any former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives or successors or assignees of any of the foregoing (collectively, but not including Parent, Merger Sub, or any Subsidiary of Parent, each a “Related Party”), including through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law or equity in tort, contract or otherwise) by or on behalf of Parent or Merger Sub against any Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except for its rights to recover from the Guarantor or any Other Guarantor (but not any other Person) under and to the extent provided in this Limited Guarantee or the applicable limited guarantee of any Other Guarantor and subject to the other limitations described herein (including, for the avoidance of doubt, the Cap) or therein; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party for any obligation of the Guarantor or any of its successors or permitted assigns under this Limited Guarantee or any documents or instrument delivered in connection herewith or in respect of any representations made or alleged to have been made in connection herewith or for any claim (whether at law or in equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligation or their creation. Recourse against the Guarantor under this Limited Guarantee or the applicable limited guarantee of any Other Guarantor, subject to the limitations and conditions set forth herein or therein, shall be the sole and exclusive remedies of the Guaranteed Party and all of its Affiliates against the Guarantor and any Related Party in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or in connection with the failure of the Merger to be consummated for any reason or otherwise in connection with the transactions cont emplated thereby or in respect of any representations made or alleged to be made in connection therewith. Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of Parent to the Guaranteed Party or shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantor as expressly set forth herein.
     10. Governing Law; Jurisdiction; Waiver of Jury Trial.
     (a) This Limited Guarantee, and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Limited Guarantee or the negotiation, execution or performance of this Limited Guarantee (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Limited Guarantee) shall be governed and construed in accordance with the laws of the State of New York. Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Limited Guarantee, the negotiation, execution or performance of this Limited Guarantee (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Limited Guarantee) or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Limited Guarantee, the negotiation, execution or performance of this Limited Guarantee (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Limited Guarantee) or the transactions contemplated hereby in any New York State or in any such Federal court, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.
     (B) EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(B).

     11. Entire Agreement; Amendments. This Limited Guarantee constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing.
     12. Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.
     13. Counterparts. This Limited Guarantee may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.
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          IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

SILVER LAKE SUMERU FUND, L.P.
By:	Silver Lake Technology Associates Sumeru, L.P.,
its general partner

By:	SLTA Sumeru (GP), L.L.C., its general partner

By:	/s/ Ajay Shah
	Name:	Ajay Shah
	Title:	Managing Director

[Signature Page to Limited Guarantee]

          IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

SMART MODULAR TECHNOLOGIES (WWH), INC.
By:	/s/ Iain MacKenzie
	Name:	Iain MacKenzie
	Title:	Director, President & CEO

[Signature Page to Limited Guarantee]